Exhibit 99.1

News Release

For Immediate Release

Catasys Reports 2018 Second Quarter Financial Results

●	Q2 2018 Record Billings of $5.2 Million, Up 152% Year over Year
●	Achieved a Record $2.4 Million in Billings in July 2018, Without Any Special Items
●	Enrolled 1,219 New Members in Q2 2018, Up 289% Year over Year
●	Secured Up to $10 Million in Debt Financing to Support Company’s Accelerating Growth
●	Company Reiterates 2018 Billings Guidance of $20.0 Million
●	Outreach Pool Is Now Approximately 36,000, a 15% Increase from End of Q1 2018
●	Company to Host Conference Call at 4:30 pm ET Today

Los Angeles, CA – August 14, 2018 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today reported its financial results for the second quarter ended June 30, 2018. The Company provides big data-based analytics and predictive-modeling-driven healthcare services to health plans and their members through its OnTrak™ solution.

Second Quarter 2018 and Recent Business Highlights

●	Catasys’ new enrollment for the quarter ended June 30, 2018, increased 289% year over year.
●

Catasys’ outreach pool of eligible members continued to rapidly increase due to new program launches with two large insurers and expansions with two existing health plan partners in the first half of 2018. The Company’s outreach pool has reached approximately 36,000, 15% higher than at the end of first quarter 2018.

●

New customer launches continue to take approximately 12 months to reach an annual 20% enrollment rate. One year after launch, the Company generally enrolls in excess of 20% of its outreach pool. Catasys receives approximately $6,800 net per enrolled member.

●	June 2018 – Signed agreement with second largest health plan in the country and launched the initial OnTrak-AN solution in California, representing the sixth national health plan to launch OnTrak
●	The OnTrak program is currently available through seven health plans in 20 states.
●	June 2018 – Announced debt financing of up to $10 million to support Company’s accelerating growth and technology and product investment

2018 Guidance

●

Catasys reiterates its expectation to report annual billings (amount invoiced in a particular period net of credits, pursuant to existing contracts based on enrolled members) of $20.0 million based solely on the current outreach pool of eligible members, finishing the year at an approximate $25.0 million billings annual run rate.

●

Catasys maintains its guidance despite a health plan partner representing more than 50% of this year’s outreach pool operating at 50% of anticipated enrollment capacity due to structural billing issues specific to this customer. This has resulted in lower-than-anticipated billings and revenue as well as a smaller underlying outreach pool than would be expected in a similarly sized customer. As the Company works to resolve the structural billing issues in Q4, Catasys anticipates an increase in not only the outreach pool size but also a significant increase in 2019 billings and revenue. Implicit in the Company’s 2018 results is the outperformance of its financial model by its other health plan partners.

Catasys, Inc. August 14, 2018	Page 2

Management Commentary

Mr. Rick Anderson, President and COO of Catasys, stated, “We were pleased to sign a contract and launch the initial OnTrak program with the nation’s second largest health plan during the second quarter of 2018. With this partnership, Catasys is now contracted with seven of the top eight insurers in the country. As a result of new launches like this one and program expansions during the first half of 2018, we saw continued growth in our outreach pool of eligible members and, by extension, increased enrollments and higher billings in the second quarter. We achieved a record $5.2 million in billings for the period, including a semi-annual savings share payment.”

Debt Financing, Chief Technology Officer, and Outlook for 2018

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “In June, we announced the closing of a debt financing that should support our continued growth without dilution to shareholders. We are pleased to have gained this vote of confidence from our lending partners and are using the proceeds as additional working capital to scale new contracts and expansions and invest in new technology platforms to broaden our footprint within our health plan partners. We believe our strengthened financial position will enable us to achieve positive cash flow in 2019. We are optimistic that given our capital light model, after funding internal growth, future growth opportunities can be financed in a similar manner, if needed, without equity dilution.

“As part of our commitment to driving technological innovation at Catasys, we were pleased to appoint industry veteran Jeremiah Stone as our Chief Technology Officer, a newly created position within our Company. With over 20 years of industry experience at leading firms such as GE and SAP, Jeremiah’s leadership will play an invaluable part in our plan to leverage data analytics and new technologies to improve and evolve the overall OnTrak program, while establishing new avenues for growth that require more technology and digitized engagement. In doing so, we expect to enhance our ability to identify, enroll, engage, and modify the behavior and improve the health of our health plan partners’ eligible members, while accelerating the growth of our business.

“Billings for the second quarter of 2018 were in line with our expectations given our strong performance in April. As a result of robust enrollment growth, we once again exceeded our internal projections in July, setting a new record for monthly billings. We expect continued growth in our outreach pool of eligible members through the remainder of 2018 given our ongoing program expansions and enrollment launches, which will drive enrollment growth in the second half of the year. With the recent completion of the Company’s financing and appointment of our new Chief Technology Officer, we feel we are well positioned to enhance our platform and technologies as we work to better serve a growing customer base.”

Catasys, Inc. August 14, 2018	Page 3

Second Quarter and Six Month 2018 Financial Review

Billings

●

Catasys’ billings increased 152% to $5.2 million for the second quarter of 2018, from $2.1 million in the prior-year period, driven by enrollment growth in new plans and expansions in existing plans. Billings increased approximately 75% sequentially from $3.0 million in the first quarter of 2018.

●	Billings for the six months ended June 30, 2018, increased 90% to $8.2 million, compared to $4.3 million in the prior-year period.

Revenues

●

Revenues increased 97% to $3.3 million for the second quarter of 2018, from $1.7 million during the same period in 2017. The increase was driven by the launch of enrollment with three new health plans and continued enrollment growth from existing plans in the first half of 2018, resulting in a net increase in the number of members enrolled in our OnTrak solution during the second quarter of 2018 compared with the same period in 2017. Newly enrolled members as of June 30, 2018, were 289% greater than at June 30, 2017.

●	Revenue increased 49% to $5.2 million for the six months ended June 30, 2018, from $3.5 million during the same period in 2017.

Deferred Revenue

●

When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for cases where members terminated from the program early.

●	Deferred revenue was $3.4 million at June 30, 2018, an increase of 17% from $2.9 million at December 31, 2017.

Operating Expenses

●

Operating expenses in the second quarter of 2018 were $7.4 million, compared to $4.3 million in the prior-year period. This increase was mainly due to increased costs of healthcare services to support the increasing number of enrolled members; incremental investments in data science, IT and software development to drive growth and efficiency; and approximately $0.8 million related to non-cash stock option expense compared to the prior-year period.

●	Operating expenses in the first half of 2018 were $13.6 million, compared to $8.4 million in the prior-year period due to the reasons mentioned above.
●

Cost of healthcare services consists primarily of salaries for Catasys’ care coaches and outreach specialists, healthcare provider claims payments to Catasys’ network of physicians and psychologists, and fees charged by third party administrators for processing these claims. In addition, the Company hires staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak. The costs for such staff are included in cost of healthcare services during training and ramp-up periods.

Catasys, Inc. August 14, 2018	Page 4

Net Income (Loss)

●

For the second quarter of 2018, net loss was $4.2 million, or $0.26 per diluted share, compared to net income of $13.9 million, or $0.97 per diluted share, in the prior-year period. The prior-year period was positively impacted by $7.0 million in change in fair value of warrant liability as well as $10.7 million in change in fair value of derivative liability resulting from the issuance of convertible debentures in July 2015, which converted into common stock in April 2017.

●

For the first half of 2018, net loss was $8.4 million, or $0.53 per diluted share, compared to $7.8 million, or $0.68 per diluted share in the prior-year period, including the non-cash expense related to the issuance of management and director stock options late last year.

Conference Call – August 14, 2018 – 4:30 pm ET

The Company will host a conference call/webcast on Tuesday, August 14, 2018, at 4:30 pm ET/1:30 pm PT. Investors, analysts, employees and the public are invited to listen to the conference call via:

Conference Call

877-705-2969 (domestic) or 201-689-8868 (international)

Webcast

https://78449.themediaframe.com/dataconf/productusers/cats/mediaframe/26031/indexl.html

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#:	13672721
Conference Call Replay:	877-660-6853 (domestic) or 201-612-7415 (international)
Expiration Date:	8/21/2018

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

Catasys, Inc. August 14, 2018	Page 5

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company makes reference in this press release to billings, a non-GAAP financial measure, as a supplemental measure to review and assess our operating performance. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with US GAAP. We define billings as the amount invoiced in a particular period pursuant to existing contracts based on enrolled members. We use billings as a measure of operating performance to assist in comparing performance from period to period on a consistent basis.

We believe that the use of this non-GAAP financial measures facilitates investors’ assessment of our operating performance from period to period and from company to company by backing out potential differences caused by variations in the applicable performance requirements contained in the relevant contracts, which may be different from other companies in our industry.

Catasys, Inc. August 14, 2018	Page 6

Billings is not defined under GAAP and is not presented in accordance with GAAP. This non-GAAP financial measure has limitations as an analytical tool, and when assessing our operating performance, investors should not consider it in isolation, or as a substitute for revenue prepared in accordance with GAAP. A reconciliation from this non-GAAP financial measure to the GAAP financial measure is included at the end of this release.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346

Catasys, Inc. August 14, 2018	Page 7

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2018	2017	2018	2017
Revenues
Healthcare services revenues	$3,273	$1,665	$5,184	$3,487

Operating expenses
Cost of healthcare services	2,941	1,332	5,228	2,697
General and administrative	4,392	2,940	8,178	5,569
Depreciation and amortization	85	45	170	84
Total operating expenses	7,418	4,317	13,576	8,350

Loss from operations	(4,145)	(2,652)	(8,392)	(4,863)

Other income	-	14	40	28
Interest expense	(36)	(539)	(37)	(3,406)
Loss on conversion of note	-	(430)	-	(1,356)
Loss on issuance of common stock	-	(145)	-	(145)
Change in fair value of warrant liability	(19)	6,950	(29)	1,769
Change in fair value of derivative liability	-	10,728	-	132
Income/(Loss) from operations before provision for income taxes	(4,200)	13,926	(8,418)	(7,841)
Provision for income taxes	-	1	-	2
Net Income/(Loss)	$(4,200)	$13,925	$(8,418)	$(7,843)

Basic net income (loss) from operations per share:	$(0.26)	$1.00	$(0.53)	$(0.68)

Basic weighted number of shares outstanding	15,913	13,885	15,906	11,578

Diluted net income (loss) from operations per share:	$(0.26)	$0.97	$(0.53)	$(0.68)

Diluted weighted number of shares outstanding	15,913	14,299	15,906	11,578

Catasys, Inc. August 14, 2018	Page 8

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except for number of shares)	June 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$5,603	$4,779
Receivables, net of allowance for doubtful accounts of $0 and $476, respectively	1,140	511
Prepaids and other current assets	201	366
Total current assets	6,944	5,656
Long-term assets
Property and equipment, net of accumulated depreciation of $1,688 and $1,542, respectively	374	612
Deposits and other assets	578	336
Total Assets	$7,896	$6,604

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities
Accounts payable	$1,215	$980
Accrued compensation and benefits	1,403	1,177
Deferred revenue	3,416	2,914
Other accrued liabilities	1,567	578
Total current liabilities	7,601	5,649
Long-term liabilities
Long term debt, net of discount of $433 and $0, respectively	4,865	-
Deferred rent and other long-term liabilities	-	25
Capital leases	-	2
Warrant liabilities	59	30
Total Liabilities	12,525	5,706

Stockholders' (deficit)/equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 15,913,171 and 15,889,171 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in-capital	295,234	294,220
Accumulated deficit	(299,865)	(293,324)
Total Stockholders' (Deficit)/Equity	(4,629)	898
Total Liabilities and Stockholders' (Deficit)/Equity	$7,896	$6,604

Catasys, Inc. August 14, 2018	Page 9

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Six Months Ended
(In thousands)	June 30,
	2018	2017
Operating activities:
Net loss	$(8,418)	$(7,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	170	84
Amortization of debt discount included in interest expense	10	3,335
Warrants issued for services	86	-
Loss on disposal of fixed asset	68	-
Provision for doubtful accounts	-	234
Deferred rent	(45)	(39)
Share-based compensation expense	753	159
Fair value adjustment on derivative liability	-	(132)
Fair value adjustment on warrant liability	29	(1,769)
Shares issued for services	112	181
Loss on conversion of note	-	1,356
Loss on issuance of common stock	-	145
Changes in current assets and liabilities:
Receivables	(629)	(169)
Prepaids and other current assets	165	242
Deferred revenue	2,379	843
Accounts payable and other accrued liabilities	1,486	164
Net cash used in operating activities	$(3,834)	$(3,209)

Investing activities:
Purchases of property and equipment	$-	$(127)
Net cash used in investing activities	$-	$(127)

Financing activities:
Proceeds of issuance of common stock	$-	$16,458
Proceeds from bridge loan	-	1,300
Payment of convertible debentures	-	(4,363)
Transaction costs	-	(1,667)
Proceeds from secured promissory note	5,000	-
Debt issuance costs	(324)	-
Capital lease obligations	(18)	(21)
Net cash provided by financing activities	$4,658	$11,707

Net increase in cash and cash equivalents	$824	$8,371
Cash and cash equivalents at beginning of period	4,779	851
Cash and cash equivalents at end of period	$5,603	$9,222

Supplemental disclosure of cash paid
Income taxes	$-	$40
Supplemental disclosure of non-cash activity
Common stock issued for conversion of debt and accrued interest	$-	$7,163
Common stock issued upon settlement of deferred compensation to officer	$-	$1,122
Warrants issued in connection with A/R Facility	$63	$-

Catasys, Inc. August 14, 2018	Page 10

CATASYS, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT)/EQUITY

			Additional
(Amounts in thousands, except for number of shares)	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2017	15,889,171	$2	$294,220	$(293,324)	$898
Adoption of accounting standard	-	$-	$-	$1,877	$1,877
Balance at January 1, 2018	15,889,171	2	294,220	(291,447)	2,775

Common stock issued for outside services	24,000	-	112	-	112
Warrants issued for services	-	-	86	-	86
Warrants issued in connection with A/R facility	-	-	63		63
Share-based compensation expense	-	-	753	-	753
Net loss	-	-	-	(8,418)	(8,418)
Balance at June 30, 2018	15,913,171	$2	$295,234	$(299,865)	$(4,629)

CATASYS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2018	2017	2018	2017

Revenues	$3,273	$1,665	$5,184	$3,487
Add:
Estimate of Uncollectable Billings*	$222	$-	$474	$-
Net Change in Deferred Revenue**	1,730	408	2,559	840
Billings, non-GAAP	$5,225	$2,073	$8,217	$4,327

* Represents one customer who we bill over a limited number of provider visits

** Net change in deferred revenue associated with Q1 billings